Exhibit 16

PricewaterhouseCoopers LLP 2020 Main Street Suite 400 Irvine CA 92614 Telephone (949) 437 5200 Facsimile (949) 437 5300

February 17, 2005

Mr. Takuya Watanabe,

Secretary/Treasurer

Yamaha Motor Receivables Corporation

6555 Katella Suite A

Cypress, CA 90630

Dear Mr. Watanabe:

This is to confirm that the client-auditor relationship between Yamaha Motor Receivables Corporation (Commission File Numbers 333-74069, 333-45516 and 033-72806) and PricewaterhouseCoopers LLP has ceased.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

cc:	Chief Accountant
SECPS Letter File, Mail Stop 11-3
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549